Exhibit 5.1

@cooley.com
Brian F. Leaf (703) 456-8053 bleaf@cooley.com

February 28, 2020

GlycoMimetics, Inc.

9708 Medical Center Drive

Rockville, Maryland 20850

Ladies and Gentlemen:

We have represented GlycoMimetics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 1,304,007 shares (the “2013 EIP Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 EIP”); (ii) 434,669 shares (the “2013 ESPP Shares”) of the Common Stock pursuant to the Company’s 2013 Employee Stock Purchase Plan (the “2013 ESPP”) and (iii) 500,000 shares (the “Inducement Plan Shares” and together with the 2013 EIP Shares and 2013 ESPP Shares, the “Shares”) pursuant to the GlycoMimetics, Inc. Inducement Plan (the “Inducement Plan” and together with the 2013 EIP and 2013 ESPP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plans and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are a prerequisite to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of officers of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, and the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Brian F. Leaf
Brian F. Leaf

ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656  T: (703) 456-8000  F: (703) 456-8100  WWW.COOLEY.COM